FHP INTERNATIONAL CORPORATION
                      EMPLOYEE STOCK PURCHASE PLAN


1.   OBJECTIVES.

     The FHP International Corporation Employee Stock Purchase Plan is intended to encourage employees of FHP International Corporation and its subsidiaries (together, as more fully defined herein, the "Company") to remain in the employ of the Company and to acquire a proprietary interest in the Company through the purchase of common stock of FHP International Corporation. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of
     Section 423 of the Internal Revenue Code of 1986, as amended. Pursuant to the Plan, Eligible Employees will be able to purchase common stock of FHP International Corporation from funds accumulated through payroll deductions within a period of not more than 27 months from the Effective Date of an Offering under the Plan.

2.   DEFINITIONS.

     (a)       "Board" --- The Board of Directors of FHP.

     (b) "Code" --- The Internal Revenue Code of 1986, as amended from time to time.

     (c) "Committee" --- The Compensation Committee of the Board or such other committee or officer of FHP as may be designated by the Board or the Compensation Committee to administer the Plan.

     (d) "Company" --- FHP and its subsidiaries whose employees are eligible to participate in the Plan. Unless otherwise specified by the Committee in an Offering, employees of all Subsidiaries of FHP shall be eligible to participate in this Plan.

     (e) "Eligible Employee" --- Any person who is an active employee of the Company and who meets the eligibility requirements set forth in Section 3 hereof.

     (f)       "FHP" --- FHP International Corporation.

     (g) "Fair Market Value" --- The average of the high and low prices of the Stock on the principal exchange or market in which the Stock is traded for the date in question, provided that, if no sales of Stock were made on said exchange or market on that date, the average of the high and low prices of Stock as reported for the most recent preceding day on which sales of Stock were made on said exchange or market.

     (h) "Offering" --- Any offering made by FHP, in accordance with the terms and conditions of the Plan and applicable laws and regulations, to Eligible Employees to purchase Stock under the Plan.

     (i) "Offering Effective Date" --- The first day of each calendar year beginning on or after January 1, 1995 or such other date specified in each Offering.

     (j) "Offering Exercise Date" --- Such date specified in each Offering on which Options granted to Eligible Employees pursuant to this Plan shall be exercised. Such date shall not be later than 27 months from the Offering Effective Date of any Offering.

     (k) "Option" --- The right of an Eligible Employee to purchase Stock by participating in an Offering.

     (l) "Option Account" --- The bookkeeping account established for a Participant under Section 8.

     (m) "Participant" --- An Eligible Employee who elects to receive an Option by authorizing payroll deductions pursuant to Section 6 hereof.

     (n)       "Plan" --- FHP International Corporation Employee Stock Purchase
               Plan.

     (o) "Plan Agent" --- Such person or entity as may be designated from time to time by the Committee to fulfill the custody and record-keeping requirements under the Plan. A Plan Agent may consist of one or more employees of the Company or one or more third parties.

     (p) "Stock" --- Authorized and issued or unissued Common Stock, $.05 par value per share, of FHP.

     (q) "Stock Account" --- The bookkeeping account, if any, established for a Participant under Section 9.

     (r) "Subsidiary" --- Any entity constituting a subsidiary corporation of FHP within the meaning of Section 424(f) of the Code.

3.   ELIGIBILITY.

     All employees who are employed by the Company on an Offering Effective Date shall be eligible to purchase Stock under the Plan pursuant to an Offering; except that the Committee, in its discretion, may exclude the following employees from any Offering:

     (a) Employees who have been employed by the Company for less than two years on an Offering Effective Date;

     (b) Employees whose customary employment is for twenty hours or less per week or five months or less per calendar year;

     (c) All or any number of highly compensated employees (as defined in Section 414(q) of the Code); and

     (d)       Employees who are described in Section 7(f) hereof.

     Any determination of an Eligible Employee's status shall be made by the Committee. The Committee's determination shall be final and binding on all parties. Notwithstanding anything else contained herein, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in the Plan and such designations shall not constitute an amendment to the Plan requiring shareholder approval in accordance with Treasury Regulation
     Section 1.423-2(c)(4).

4.   STOCK AVAILABLE FOR OFFERINGS.

     The number of shares of Stock that may be sold pursuant to all Offerings under the Plan is one million, subject to adjustment as contemplated by Section 10. The Company shall take whatever actions are necessary to file required documents with the Securities and Exchange Commission and any other appropriate government authorities and stock exchanges to make shares of Stock available for issuance pursuant to the Plan. Shares of Stock related to Options that are forfeited, terminated, expire unexercised or are settled in such manner that all or some of the shares covered by such Options are not issued to a Participant shall immediately become available for Offerings.

5.   ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have full and exclusive power and discretion to construe and interpret the Plan, and generally to determine any and all questions arising under the Plan. Subject to the express requirements and provisions of the Plan, the Committee shall have the exclusive power to determine and fix the terms of Offerings and Options, including, but not limited to, the Subsidiaries whose employees are eligible, the employees who are eligible, the Option price, the maximum dollar amount or percentage of pay which an Eligible Employee may contribute to the Plan and the maximum number of shares or the maximum Fair Market Value of Stock an Eligible Employee may purchase. The Committee may from time to time designate one or more Plan Agents to fulfill the custody and record keeping requirements under the Plan.

6.   OFFERINGS; OPTIONS; PAYROLL DEDUCTIONS.

     Offerings may be made from time to time to all Eligible Employees.
     Each Offering shall be established by the Committee and announced by the Company. Every Eligible Employee who elects to participate in the Plan on the Offering Effective Date shall be deemed to have been granted an Option on such Offering Effective Date pursuant to the terms of that Offering. All Eligible Employees granted an Option shall have the same rights and privileges except as otherwise provided in the Option, subject to the limitations of Section 423(b)(5) of the Code.

     Each Eligible Employee shall be entitled to become a Participant and to purchase Stock pursuant to the terms of an Offering by filing an election to participate in that Offering with the Corporate Employee Benefits Department of FHP. Such election shall be made on a form prescribed by such Department, shall include a payroll deduction authorization, and shall be filed within such times as may be specified in such Offering.

     Payroll deductions shall:

     (i) commence with the first regular payroll period beginning on or after the Offering Effective Date, or at such other time as may be specified in such Offering; and
     (ii) end with the last regular payroll period ending on or before the Offering Exercise Date or, if earlier, upon the termination of the employment of a Participant by the Company or the Participant's election to stop payroll deductions.

     Except as otherwise specified in an Offering and in Section 8, an Eligible Employee may not change the rate of his payroll deductions during the term of the Offering.

7.   TERMS AND CONDITIONS OF OFFERINGS AND OPTIONS.

     Except as provided in paragraphs (e) and (f) of this Section 7, all Eligible Employees shall have the same rights and privileges.

     (a) Number of Shares. Each Offering shall specify the maximum payroll deduction by a Participant, subject to the aggregate number of shares set aside under Section 4 of this Plan and to the limitations of paragraphs (e) and (f) of this Section 7. Each Participant shall receive a notice that he has been granted an Option to purchase Stock hereunder.

     (b) Option Price. Each Offering shall state the price per share at which Stock may be purchased thereunder. Such price shall be determined by the Committee and shall not be less than the lesser of:

               (i) 85% of the Fair Market Value on the date the Option is granted, or
               (ii)      85% of the Fair Market Value on the Offering Exercise
                         Date.

     (c) Medium and Time of Payment. Payment for Stock purchased by any Participant pursuant to an Offering shall be made on the Offering Exercise Date from the funds credited to the Participant's Option Account during the Offering. Except as otherwise determined by the Committee and specified in an Offering, all amounts credited to the Option Account shall be accumulated through payroll deductions from the salary or wages (including bonuses) paid to the Participant by the Company. Fractional shares of Stock may not be purchased under the Plan; any amount in a Participant's Option Account that is not applied to purchase whole shares of Stock shall be paid to the Participant in cash as soon as practicable after the Offering Exercise Date.

     (d) Term of Offering. The Offering Effective Date and Offering Exercise Date of each Offering shall be specified in such Offering, but in no event shall the Offering Exercise Date be more than 27 months after the Offering Effective Date.

     (e) Accrual Limitation. Notwithstanding any other provision of the Plan, no Eligible Employee may be granted an Option which permits his rights to purchase Stock under this Plan (and all plans of the Company which comply with Section 423 of the Code) to accrue at a rate which exceeds the maximum amount permitted under
               Section 423(b)(8) of the Code.

     (f) Ownership Limitation. Notwithstanding any other provisions of the Plan, no Eligible Employee shall be granted an Option if such Eligible Employee, immediately after such Option is granted, would own (or be deemed to own under the rules of Section 423(b)(3) of the Code, and including all Stock which the Eligible Employee may purchase under this Plan or any other plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of FHP or of any Subsidiaries. If the effect of the granting of an Option to an Eligible Employee is such that such ownership limitation would be exceeded, such Option shall be entirely void as if it had never been granted.

     (g) Nontransferability of Options. An Option shall not be transferable by the Participant to whom it has been granted otherwise than by will or the laws of decent and distribution and shall be exercisable, during such Participant's lifetime, only by such Participant.

     (h) Approval of Stockholders. The Plan and the issuance of any Stock hereunder is conditioned upon the approval of the Plan by the stockholders within 12 months before or 12 months after the date the Plan is adopted by the Board. Such approval must comply with all applicable provisions of the FHP corporate charter and bylaws and with applicable State law prescribing the method and degree of stockholder approval required for the issuance of stock or options. In the event the stockholders shall not approve the Plan in accordance with the requirements of the Code, then all funds in all Option Accounts established hereunder shall be returned to Participants as soon as reasonably practicable. In no event shall the Company, any member of the Committee, any officer of the Company, or any Plan Agent be liable for any loss resulting from or incurred in connection with or by reason of any delay or failure of the stockholders to approve the Plan.

     (i) Other Provisions. Each Offering shall contain such other provisions as the Committee shall deem advisable, including restrictions, if any, on the resale of Stock purchased through an Offering, provided that no such provision may in any way conflict, or be inconsistent, with the terms of the Plan as amended from time to time.

8.   OPTION ACCOUNTS.

     The Committee shall maintain an Option Account for each of the Participants, to which his payroll deduction contributions shall be credited during the term of the Offering.

     A Participant may, at any time prior to two weeks before the Offering Exercise Date, for any reason, withdraw all cash amounts in his Option Account and thereby cancel his Option and withdraw from participation in such Offering. Except as otherwise specified in the Offering, partial withdrawals shall not be permitted. Withdrawal requests must be on forms prescribed and be timely received by the Corporate Employee Benefits Department of FHP to become effective.

     Except as otherwise specified in the Offering, a Participant who has not terminated employment and who elects to stop his payroll deductions during the term of the Offering may elect to withdraw all amounts in his Option Account in accordance with the preceding paragraph, or may elect to leave all amounts in the Option Account to be applied to purchase Stock on the Offering Exercise Date.

     If a Participant's employment with the Company terminates for any reason (including permanent disability or death) before the Offering Exercise Date, his participation shall terminate and all amounts in his Option Account shall be refunded to him.

     No Participant shall have any rights as a stockholder of FHP with respect to any Option and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Participant becomes a stockholder of record.

     Notwithstanding anything else contained herein, a Participant's Option Account is a bookkeeping account established by the Company and amounts credited to a Participant's Option Account remain the general, unpledged, unrestricted assets of the Company.

9.   STOCK ACCOUNTS.

     The Committee shall determine and shall specify in each Offering whether Stock transferred to Participants under the Offering shall be held by a Plan Agent in a Stock Account established and maintained for the Participant, or transferred to the Participant in certificate form, or whether Stock will be held in a Stock Account or issued in certificates at the election of the Participant.

     Unless otherwise specified under the terms of an Offering, a Participant will possess all of the rights and privileges of a stockholder under the Plan with respect to Stock issued and credited to his Stock Account, including the right to pledge, sell, transfer and vote such Stock, and will receive all distributions and stockholder communications with respect to such Stock. The Committee may specify in an Offering that the Participant may not transfer his Stock purchased under the Plan for a period of up to one year after the date of purchase or may impose any such other restrictions or limitations as may be required under applicable law in accordance with Section 11.

10.  ADJUSTMENTS.

     If FHP shall be the surviving corporation in any merger, consolidation or reorganization, each outstanding Option shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled. In the event of a dissolution or liquidation of FHP, or any merger, consolidation or reorganization in which FHP is not the surviving corporation, the Committee, at its election, may cause each outstanding Option to terminate, provided, however, that each Participant shall, in such event, subject to such rules and limitations of uniform application as the Committee may prescribe, be entitled to the rights of a terminating Participant provided in Section 8.

     In the event of any change in the outstanding Stock of FHP by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization or similar event, the Committee shall adjust proportionally (or as may otherwise be equitable in the judgement of the Committee):

     (a)       the number of shares of Stock

               (i)       reserved under the Plan,
               (ii)      offered pursuant to any Offerings, and
               (iii)     covered by outstanding Options.

     (b)       the stock prices related to outstanding Options; and

     (c) the appropriate Fair Market Value and other price determinations for such Options.

     Notwithstanding the foregoing, no adjustment shall be made which would cause any Option to fail to qualify as an Option granted under an "employee stock purchase plan" as defined in Section 423 of the Code.

11.       LEGAL REQUIREMENTS.

     The Plan, the granting and exercising of Options thereunder and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. FHP, in its discretion, may postpone the granting and exercising of Options, the issuance or delivery of Stock under any Options or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal or state law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. FHP reserves the right to deny the exercise of any Options or to otherwise sell or issue Stock if, in the opinion of legal counsel to FHP, it would result in violation of any rules, laws or regulations. In such event, the Participant's accrued payroll deductions shall be returned as soon as practicable.

12.       AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

     The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law; provided that, subject to any changes in laws or other legal requirements that would permit otherwise, the Plan may not be amended:

     (a) in any respect that would cause any Option to fail to qualify as an option granted under an "employee stock purchase plan" as defined in Section 423 of the Code;

     (b) without shareholder approval, as specified in Section 7(h), to change the provisions of the Plan relating to the aggregate number of shares of Stock to be issued under the Plan or the employees (or class of employees) eligible to receive Options under the Plan;

     (c) without the approval of the Participant holding such Option, to change the terms of any outstanding Option in any respect that is adverse to the interests of the Participant; and

     (d) without shareholder approval, to modify the Plan in any manner which requires shareholder approval under any applicable provision of law or regulation, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

     Subject to the foregoing, the Board may delegate to the Committee the authority to amend the Plan, as necessary, solely for the purpose of ensuring ongoing compliance with any laws, rules or regulations.

13.       GOVERNING LAW.

     The Plan and all determinations made and actions taken pursuant thereto, except to the extent otherwise governed by the laws of the United States, shall be governed by the laws of the State of California and construed accordingly.

14.       EFFECTIVE AND TERMINATION DATES.

     The Plan shall become effective on January 1, 1995, subject to stockholder approval under Section 7(h). The Plan shall terminate when all of Stock authorized to be offered has been transferred to Participants pursuant to the Plan, subject to the earlier termination by the Board pursuant to Section 12, after which no Offerings may be made under the Plan, but any such termination shall not affect Options then outstanding or the authority of the Committee to continue to administer the Plan; notwithstanding the foregoing, the Plan may be amended at any time by increasing the number of Shares available for issuance under the Plan, subject to stockholder approval under Section 7(h).